The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 15, 2021

JPMorgan Chase Financial Company LLC	July 2021

Pricing Supplement

Registration Statement Nos. 333-236659 and 333-236659-01

Dated July    , 2021

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to at least 2.00% of the stated principal amount with respect to each determination date on which the closing price of one ETF Share is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. However, if, on any determination date, the closing price of one ETF Share is less than the downside threshold level, you will not receive any contingent quarterly payment for the related quarterly period. In addition, if the closing price of one ETF Share is greater than or equal to the initial share price on any determination date (other than the first and final determination dates), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment with respect to that determination date. If the securities have not been automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be the stated principal amount and the contingent quarterly payment with respect to the final determination date. If, however, the securities have not been automatically redeemed prior to maturity and the final share price is less than the downside threshold level, you will be exposed to the decline in the ETF Shares, as compared to the initial share price, on a 1-to-1 basis and will receive a cash payment at maturity that is less than 75% of the stated principal amount of the securities and could be zero. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the ETF Shares. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
ETF Shares:	Shares of the KraneShares CSI China Internet ETF (Bloomberg ticker: KWEB UP Equity)
Aggregate principal amount:	$
Early redemption:

If, on any determination date (other than the first and final determination dates), the closing price of one ETF Share is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing price of one ETF Share is below the initial share price on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

• If, on any determination date, the closing price of one ETF Share is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $0.20 (at least 2.00% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.

• If, on any determination date, the closing price of one ETF Share is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date. It is possible that the closing price of one ETF Share will be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments

Determination dates:	October 18, 2021, January 18, 2022, April 18, 2022 and July 18, 2022, subject to postponement for non-trading days and certain market disruption events
Contingent payment dates:	October 21, 2021, January 21, 2022, April 21, 2022 and the maturity date, subject to postponement in the event of certain market disruption events and as described under “General Terms of the Notes — Postponement of Payment Date” in the accompanying product supplement

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price is less than the downside threshold level:	(i) the stated principal amount times (ii) the share performance factor. This cash payment will be less than 75% of the stated principal amount of the securities and could be zero.

Downside threshold level:	$ , which is equal to 75% of the initial share price
Initial share price:	The closing price of one ETF Share on the pricing date
Final share price:	The closing price of one ETF Share on the final determination date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
Share performance factor:	final share price / initial share price
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	July , 2021 (expected to price on or about July 16, 2021)
Original issue date (settlement date):	July , 2021 (3 business days after the pricing date)
Maturity date:	July 21, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP/ISIN:	48132X701 / US48132X7012
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.10(2)	$9.85
		$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.10 per $10 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

If the securities priced today and assuming a contingent quarterly payment equal to the minimum listed above, the estimated value of the securities would be approximately $9.625 per $10 stated principal amount security. The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $9.30 per $10 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021469/crt_dp139325-424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due July 21, 2022 Based on the Performance of the KraneShares CSI China Internet ETF, which we refer to as the securities, do not provide for the regular payment of interest. Instead, the securities provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to at least $0.20 (at least 2.00% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price of one ETF Share is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be provided in the pricing supplement. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date immediately following the related determination date. However, if the closing price of one ETF Share is less than the downside threshold level on any determination date, investors will receive no contingent quarterly payment for the related quarterly period. It is possible that the closing price of one ETF Share could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments during the term of the securities. We refer to these payments as contingent, because there is no guarantee that you will receive a payment on any contingent payment date. Even if the closing price of one ETF Share was at or above the downside threshold level on some quarterly determination dates, the closing price of one ETF Share may fluctuate below the downside threshold level on others.

If the closing price of one ETF Share is greater than or equal to the initial share price on any determination date (other than the first and final determination dates), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of one ETF Share, as compared to the initial share price, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount times (ii) the share performance factor, which will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities. In addition, investors will not participate in any appreciation of the ETF Shares.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the KraneShares CSI China Internet ETF is a “Fund.”

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities offer investors an opportunity to earn a contingent quarterly payment equal to at least 2.00% of the stated principal amount with respect to each determination date on which the closing price of one ETF Share is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be provided in the pricing supplement. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any determination date (other than the first and final determination dates), the closing price of one ETF Share is greater than or equal to the initial share price.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪ Investors will not participate in any appreciation of the ETF Shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold level.

▪ The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪ Investors will not participate in any appreciation of the ETF Shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold level.

▪ The payment due at maturity will be (i) the stated principal amount times (ii) the share performance factor.

▪ Investors will lose some, and may lose all, of their principal in this scenario.

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price of one ETF Share and (2) the final share price.

Diagram #1: First Determination Date

Diagram #2: Determination Dates (Other Than the First and Final Determination Dates)

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 6.

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security
Hypothetical initial share price:	$100.00
Hypothetical downside threshold level:	$75.00, which is 75% of the hypothetical initial share price
Hypothetical share adjustment factor:	1.0
Hypothetical contingent quarterly payment:	$0.20 (2.00% of the stated principal amount) per security

The hypothetical initial share price of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial share price. The actual initial share price will be the closing price of one ETF Share on the pricing date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of the ETF Shares, please see the historical information set forth under “KraneShares CSI China Internet ETF Overview” in this pricing supplement.

In Examples 1 and 2, the closing price of one ETF Share fluctuates over the term of the securities and the closing price of one ETF Share is greater than or equal to the initial share price on one of the determination dates (other than the final determination date). Because the closing price of one ETF Share is greater than or equal to the initial share price on one of the determination dates (other than the final determination date), the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of one ETF Share on each determination date (other than the final determination date) is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment*
#1	$65.00	$0	N/A	$105.00	$0.20	N/A
#2	$100.00	—*	$10.20	$60.00	$0	N/A
#3	N/A	N/A	N/A	$125.00	—*	$10.20
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price of one ETF Share is greater than or equal to the initial share price and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the second determination date as the closing price of one ETF Share on the second determination date is equal to the initial share price. As the closing price of one ETF share on the first determination date is less than the downside threshold level, no contingent quarterly payment was made with respect to that date. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.20 = $10.20

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

▪	In Example 2, the securities are automatically redeemed following the third determination date as the closing price of one ETF Share on the third determination date is greater than the initial share price. The securities are not redeemable on the first determination date, even though the closing price of one ETF Share on the first determination date is greater than the initial stock price. As the closing price of one ETF share on the first determination date is greater than the downside threshold level, you receive the contingent quarterly payment of $0.20 with respect to that determination date. Following the third determination date, you receive an early redemption payment of $10.20, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the ETF Shares have appreciated by 25% from the initial share price on

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

the third determination date, you only receive $10.20 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $10.40 per security.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$70.00	$0	N/A	$65.00	$0	N/A
#2	$60.00	$0	N/A	$50.00	$0	N/A
#3	$50.00	$0	N/A	$60.00	$0	N/A
Final Determination Date	$40.00	$0	N/A	$75.00	—*	N/A
Payment at Maturity	$4.00			$10.20

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪	In Example 3, the closing price of one ETF Share remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of one ETF Share. As the final share price is less than the downside threshold level, you receive a cash payment at maturity calculated as follows:

stated principal amount × share performance factor = $10 × $40.00 / $100.00 = $4.00

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing price of one ETF Share decreases to a final share price of $75.00. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.20 = $10.20

In this example, although the final share price represents a 25% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.20 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of one ETF Share, as compared to the initial share price, on a 1-to-1 basis and you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount times the share performance factor. In this case, your payment at maturity will be less than 75% of the stated principal amount and could be zero.
▪	You will not receive any contingent quarterly payment for any quarterly period if the closing price of one ETF Share on the relevant determination date is less than the downside threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest. Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the closing price of one ETF Share on the relevant determination date is greater than or equal to the downside threshold level. If the closing price of one ETF Share is below the downside threshold level on any determination date, you will not receive a contingent quarterly payment for the relevant quarterly period. It is possible that the closing price of one ETF Share could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on one of our conventional debt securities of comparable maturity.
▪	The contingent quarterly payment is based solely on the closing prices of one ETF Share on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price of one ETF Share on that determination date. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the closing price of one ETF Share on a specific determination date, if that closing price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing price of one ETF Share was higher on other days during the term of the securities.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Investors will not participate in any appreciation of the ETF Shares. Investors will not participate in any appreciation of the ETF Shares from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price of one ETF Share is greater than or equal to the downside threshold level, if any.
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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment and you may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value of the securities and the contingent quarterly payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the contingent quarterly payment.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Consideration. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an
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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

investor in the securities. The calculation agent will determine the initial share price, the downside threshold level and the final share price and whether the closing price of one ETF Share on any determination date is greater than or equal to the initial share price or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares and any anti-dilution adjustments, may affect the payment to you at maturity or whether the securities are redeemed early.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the ETF Shares. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, as a result, the downside threshold level, which is the price at or above which the ETF Shares must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the ETF Shares at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the ETF Shares on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
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▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one ETF Share, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the prices of the ETF Shares;
o	the time to maturity of the securities;
o	whether the closing price of one ETF Share has been, or is expected to be, less than the downside threshold level on any determination date and whether the final share price is expected to be less than the downside threshold level;
o	the likelihood of an early redemption being triggered;
o	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities underlying the ETF Shares trade and the correlation among those rates and the price of one ETF Share;
o	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

Risks Relating to the ETF Shares

▪	Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the ETF Shares, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index. Investors in the securities will not have
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voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the underlying index or the stocks underlying the ETF Shares or the underlying index.

▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the securities. Those responsible for calculating and maintaining the ETF Shares and the underlying index can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the securities.
▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on a securities exchange and a number of similar products have been traded on various securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the securities.
▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share. The KraneShares CSI China Internet ETF does not fully replicate the underlying index and may hold securities different from those included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, securities underlying the ETF Shares may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of the ETF Shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares. As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index as well as its net asset value per ETF Share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

▪	The securities are subject to risks associated with the internet sector. All or substantially all of the equity securities underlying the ETF Shares are issued by companies whose primary line of business is directly associated with the internet sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Investments in internet companies may be volatile. Internet companies are subject to intense competition, the risk of product obsolescence, changes in consumer preferences and legal, regulatory and political changes. They are also especially at risk of hacking and other cybersecurity events. In addition, it can be difficult to determine what qualifies as an internet company. These factors could affect the energy sector and could affect the value of the equity securities underlying the ETF Shares and the price of one ETF Share during the term of the securities, which may adversely affect the value of the securities.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies. The equity securities underlying the ETF Shares have been issued by non-U.S. companies. Investments in the securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
▪	The securities entail emerging markets risk. The equity securities underlying the ETF Shares have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed
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countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪	The securities are subject to currency exchange risk. Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the securities will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the currencies in which securities underlying the ETF Shares are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities underlying the ETF Shares are traded, the net asset value of the ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
o	existing and expected rates of inflation;
o	existing and expected interest rate levels;
o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
o	political, civil or military unrest in the countries issuing those currencies and the United States; and
o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	Recent executive orders may adversely affect the performance of the ETF Shares. Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. If the issuer of any of the equity securities underlying the ETF Shares is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the ETF Shares. In addition, under these circumstances, each of the sponsor of the underlying index and the KraneShares CSI China Internet ETF is expected to remove the equity securities of that company from the underlying index and the KraneShares CSI China Internet ETF, respectively. Any changes to the composition of the KraneShares CSI China Internet ETF in response to these executive orders could adversely affect the performance of the ETF Shares.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities. Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the ETF Shares, or engaging in transactions in them, and any such action could adversely affect the value of the securities or the ETF Shares. These legislative and regulatory actions could result in restrictions on the securities. You may lose a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.
▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.
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KraneShares CSI China Internet ETF Overview

The KraneShares CSI China Internet ETF is an exchange-traded fund of KraneShares Trust (“KraneShares”), a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific foreign equity securities index., which we refer to as the underlying index with respect to the KraneShares CSI China Internet ETF. The underlying index is currently the CSI Overseas China Internet Index. Information provided to or filed with the SEC by KraneShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-180870 and 811-22698, respectively, through the SEC’s website at http://www.sec.gov. For additional information about the KraneShares CSI China Internet ETF, see the information set forth under Annex A in this document.

Information as of market close on July 18, 2021:

Bloomberg Ticker Symbol:	KWEB	52 Week High (on 2/17/2021):	$103.56
Current Closing Price:	$63.48	52 Week Low (on 07/8/2021):	$60.01
52 Weeks Ago (on 7/14/2020):	$66.82

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of one ETF Share for each quarter in the period from January 1, 2016 through July 14, 2021. The closing price of one ETF Share on July 14, 2021 was $63.48. The associated graph shows the closing prices of the ETF Shares for each day in the same period. We obtained the closing price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for actions taken relating to the ETF Shares, such as stock splits.

The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share at any time, including on the determination dates.

KraneShares CSI China Internet ETF	High	Low	Period End
2016
First Quarter	$37.12	$29.54	$35.85
Second Quarter	$38.01	$31.86	$33.68
Third Quarter	$42.61	$32.92	$41.35
Fourth Quarter	$42.81	$34.42	$34.73
2017
First Quarter	$42.84	$35.17	$42.34
Second Quarter	$50.18	$42.05	$47.90
Third Quarter	$59.20	$47.55	$56.92
Fourth Quarter	$61.26	$54.82	$58.61
2018
First Quarter	$68.34	$57.32	$61.43
Second Quarter	$66.38	$57.06	$59.58
Third Quarter	$60.60	$46.03	$48.82
Fourth Quarter	$48.69	$37.50	$37.50
2019
First Quarter	$48.41	$36.20	$47.10
Second Quarter	$49.64	$40.13	$43.95
Third Quarter	$45.03	$38.29	$41.33
Fourth Quarter	$49.53	$41.03	$48.68
2020
First Quarter	$54.58	$40.37	$45.27
Second Quarter	$63.03	$44.01	$61.94
Third Quarter	$72.85	$62.24	$68.18
Fourth Quarter	$77.72	$67.63	$76.79

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KraneShares CSI China Internet ETF	High	Low	Period End
2021
First Quarter	$103.56	$74.37	$76.35
Second Quarter	$79.75	$66.17	$69.78
Third Quarter (through July 14, 2021)	$68.27	$60.01	$63.48

KraneShares CSI China Internet ETF Historical Performance – Daily Closing Prices* January 4, 2016 to July 14, 2021

*The dotted line in the graph indicates the hypothetical downside threshold level, equal to 75% of the closing price of one ETF Share on July 14, 2021. The actual downside threshold level will be based on the closing price of one ETF Share on the pricing date.

This document relates only to the securities offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the KraneShares CSI China Internet ETF from the publicly available documents described in the first paragraph under this “KraneShares CSI China Internet ETF Overview” section, without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the KraneShares CSI China Internet ETF. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the KraneShares CSI China Internet ETF is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “KraneShares CSI China Internet ETF Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the KraneShares CSI China Internet ETF could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The CSI Overseas China Internet Index. The CSI Overseas China Internet Index is a modified free float-adjusted market capitalization index that is designed to measure the overall performance of overseas listed Chinese Internet companies. For additional information about the CSI Overseas China Internet Index, see the information set forth under Annex A in this document.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when
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these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-II. In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “KraneShares CSI China Internet ETF Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement

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Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the securities (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021469/crt_dp139325-424b2.pdf

• Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due July 21, 2022

Based on the Performance of the KraneShares CSI China Internet ETF
Principal at Risk Securities

Annex A

The KraneShares CSI China Internet ETF

All information contained in this pricing supplement regarding the KraneShares CSI China Internet ETF (the “KWEB Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by KraneShares Trust and Krane Funds Advisors, LLC (“Krane”). The KWEB Fund is an investment portfolio of KraneShares Trust. Krane is currently the investment adviser to the KWEB Fund. The KWEB Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “KWEB.”

The KWEB Fund seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a foreign equity securities index, which is currently the CSI Overseas China Internet Index (the “China Internet Index”). For more information about the China Internet Index, please see “The CSI Overseas China Internet Index” below.

Although the KWEB Fund reserves the right to replicate (or hold all components of) the China Internet Index, the KWEB Fund expects to use representative sampling to track the China Internet Index. “Representative sampling” is a strategy that involves investing in a representative sample of securities that collectively have an investment profile similar to the China Internet Index. The KWEB Fund may or may not hold all of the securities in the China Internet Index when using a representative sampling indexing strategy.

Tracking error refers to the risk that the KWEB Fund’s performance may not match or correlate to that of the China Internet Index, either on a daily or aggregate basis. Tracking error may cause the KWEB Fund’s performance to be less than expected. There are a number of factors that may contribute to the KWEB Fund’s tracking error, such as KWEB Fund expenses, imperfect correlation between the KWEB Fund’s investments and those of the China Internet Index, the use of representative sampling strategy, if applicable, asset valuation differences, tax considerations, the unavailability of securities in the China Internet Index from time to time, holding cash and cash equivalents, and other liquidity constraints. In addition, securities included in the China Internet Index may be suspended from trading. To the extent the KWEB Fund calculates its net asset value based on fair value prices and the value of the China Internet Index is based on securities’ closing prices on local foreign markets, the KWEB Fund’s ability to track the China Internet Index may be adversely affected. Mathematical compounding may prevent the KWEB Fund from correlating with the monthly, quarterly, annual or other period performance of the China Internet Index. In addition, the KWEB Fund may not invest in certain securities and other instruments included in the China Internet Index, or invest in them in the exact proportions they represent of the China Internet Index, including due to legal restrictions or limitations imposed by a foreign government or a lack of liquidity in certain securities. Moreover, the KWEB Fund may be delayed in purchasing or selling securities and other instruments included in the China Internet Index. Any issues the KWEB Fund encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase the KWEB Fund’s tracking error.

KraneShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the KWEB Fund. Information provided to or filed with the SEC by KraneShares Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-180870 and 811-22698 through the SEC’s website at http://www.sec.gov.

The CSI Overseas China Internet Index

General

All information contained in this pricing supplement regarding the China Internet Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, has been derived from publicly available sources, without independent verification. This information reflects the policies of and is subject to change by China Securities Index Company Limited (“CSI”). The China Internet Index is calculated, maintained and published by CSI. CSI does not have any obligation to continue to publish, and may discontinue the publication of, the China Internet Index.

The China Internet Index is a modified free float-adjusted market capitalization-weighted index that is designed to measure the overall performance of overseas listed Chinese Internet companies.

The China Internet Index is reported by Bloomberg L.P. in U.S. dollars under the ticker symbol “H11137.”

Eligibility Criteria

Hong Kong listed securities should satisfy the following conditions:

•	Primarily listed on the Hong Kong Stock Exchange (main exchange or the Growth Enterprise Market);
•	Listed for more than 3 months unless the market value of its initial public offering (“IPO”) exceeds 3 billion USD; and
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•	Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Hong Kong listed securities that meet any of the following conditions will be excluded from the eligible universe:

•	Securities whose average daily closing price in the most recent year is less than 0.1 HKD;
•	Securities whose average daily closing price in the most recent year is less than 0.5 HKD or earnings per share in the most recent annual report is negative; or
•	Securities whose cumulative average daily market capitalization coverage in the most recent three months is beyond 90%, after having ranked the securities by the average daily turnover ratio (which is the daily trading value divided by total market capitalization) in descending order and calculated the cumulative average daily market capitalization coverage for each security.

Other markets listed securities should satisfy the following conditions:

•	Listed for more than 3 months unless the market value of its IPO exceeds 3 billion USD; and
•	Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Constituent Selection

All securities whose average daily trading value in the past year is less than 3 million USD or average daily market capitalization in the past year is less than 2 billion USD are removed from the eligible universe.

From the remaining securities, securities are chosen for inclusion in the China Internet Index if they are assigned to one of the following categories, as determined by CSI:

•	Internet Software & Services (companies developing and marketing internet software and/or providing internet services);
•	Home Entertainment Software (manufacturers of home entertainment software and educational software primarily for home use);
•	Internet Retail (companies providing retail services primarily on the internet);
•	Internet Service (companies providing commercial services primarily on the internet); or
•	Mobile Internet (companies developing and marketing mobile internet software and/or providing mobile internet services).

Constituent Weightings

The constituents are ranked by adjusted USD market capitalization subject to a cap of 10%. The weight of constituents is determined according to the following methodology:

•	Stage 1. Any constituent whose weight is greater than 10% is capped at 10% and the weights of all lower ranking constituents are increased as a result. The weights of the lower ranking constituents are then checked and if any exceed 10%, they are capped at 10% and the process is repeated until no constituent has a weight that exceeds 10%.
•	Stage 2. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then the capping process continues with Stage 3 below. Otherwise, no further action is required.
•	Stage 3. If more than one security is capped at 10%, then the weights of all subsequent constituents previously capped at 10% are changed in accordance with the following rules:
a)	If the weight of the second largest constituent is greater than 9%, the constituent’s weight is capped at 9% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.
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Principal at Risk Securities

b)	If the weight of the third largest constituent is greater than 8%, the constituent’s weight is capped at 8% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.
c)	If the weight of the fourth largest constituent greater than 7%, the constituent’s weight is capped at 7% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.
d)	If the weight of the fifth largest constituent greater than 6%, the constituent’s weight is capped at 6% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.
e)	If the weight of the sixth largest constituent and any lower ranking constituents is greater than 4% then those constituents’ weights are capped at 4% and the weights of the lower ranking constituents are increased accordingly.
•	Stage 4. Following the application of Stage 3, the weights of the constituents are checked. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then further capping is required. The stages above are repeated if necessary.

Index Calculation

The China Internet Index is a modified free float-adjusted market capitalization-weighted index. The China Internet Index is calculated using the following formula:

Float Adjustment. CSI defines free-float of a constituent as the shares outstanding and tradable in the security market. The identification and calculation of free float by CSI is based on objective information including prospectuses and listing notices, periodic reports and temporary reports. CSI tracks the changes of free-float shares and adjusts free-float changes resulting from shareholder’s behavior every six months. All restricted shares subject to a lock-in period are deemed to be non-free float. Non-restricted shares will be deemed to be non-free float if (a) they fall into one of the following types of shares: (1) shares held by founders of the company or their families, and by senior executives, by directors, or by supervisors, etc.; (2) shares held by the government or its subsidiaries; (3) shares held by strategic investors for long-term strategic interest; or (4) shares held by employee share plans; and (b) the holdings by shareholders or shareholders acting in concert are 5% or greater; otherwise, they will be deemed to be free float. Restricted shares after the lock-in period are treated in the same way as non-restricted shares.

The weight factor is a value between 0 and 1 and is determined as described under “— Constituent Weightings” above.

Exchange Rate. The price of each component stock and the total market capitalization as of the base date are converted into USD equivalents using the relevant exchange rates as of the applicable dates. Exchange rates are sourced from the data providers as designated by CSI from time to time. The real-time calculation of the China Internet Index is based on the real-time price date published by the stock exchanges during trading hours through their quotation system. The real-time exchange rate is used to calculate the real-time index; the exchange rate at the index closing time is used to calculate the index closing level.

Divisor. The purpose of the index divisor is to maintain the continuity of an index level following a change to the constituent list, a capital change in the index constituents or an index constituent’s market value changes due to non-trading factors. The new divisor is derived from the following formula:

The new divisor derived from this formula will be used for the future index calculation.

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Index Review

The China Internet Index is adjusted and rebalanced semi-annually during the last ten days of May and November of each year. The adjustment will be effective as of the next trading day after the second Friday in June and December.

A weight factor is assigned to each constituent at each rebalancing date. The effective date is the same as that of the constituent adjustment. The weight factor stays the same until the next rebalancing date.

Suspension. At the periodic index review, if an index constituent is suspended, CSI will determine its treatment as follows:

•	Constituents that have been suspended for more than 25 trading days and have not resumed trading as of the deadline for data used for constituents’ eligibility review (April 30th for the May review and October 31st for the November review), if listed on the candidate deletion list, will be classified as priority deletion securities.
•	CSI reports list of constituents that have been suspended close to 25 trading days as of the deadline for data used for constituents’ eligibility review to the index advisory committee. The committee discusses whether they should be classified as candidate deletion securities.
•	If the deletion securities are under suspension and the reason for suspension is a significant negative event, then the constituent will be deleted from the index at the price of 0.00001 Yuan. In the event that such securities resume trading at least one trading day prior to the effective date, CSI will amend the deletion price to market price and publish an announcement. Under any other conditions, a suspended constituent will be deleted from the index at its closing market price before suspension.

For suspended companies that are not currently constituents of the China Internet Index, CSI determines their treatment as follows:

•	Securities that are under suspension and without a clear expectation of trading resumption on the date of the index advisory committee meeting will not be able to be selected as candidates for inclusion in the China Internet Index.
•	Securities that have been suspended for more than 25 trading days during the data period used for constituents’ review are eligible for inclusion in the index only if they have resumed trading for 3 months, except in special circumstances approved by the index advisory committee.
•	For new additions suspended between the announcement date and the effective date of the periodic review, CSI will decide whether to adjust the addition or not.

Corporate Action Related Changes

In the case of exceptional corporate events, CSI will review the China Internet Index and make necessary ongoing adjustments between index reviews in order to maintain the representativeness of the index and ensure it is investable. These corporate events include IPOs, mergers and acquisitions, spin-offs, suspensions, delistings, bankruptcies, cash or stock dividends, stock splits or reverse stock splits, rights issues and secondary offerings.

Base Date

The China Internet Index has a base date of June 29, 2007, with a base value of 1,000 on that date.

Index Governance

CSI annually reviews the index calculation and maintenance methodology and other index policy documents to ensure that the China Internet Index continues to achieve the stated objectives. After the regular review is completed, an annual review report is produced and presented to the index oversight committee.

CSI may review index methodology documents outside the annual scheduled reviews based on, but not limited to, one of the following: underlying market environment review, market participant feedback, problems identified in index management or unusual corporate events treatment.

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